Prospectus Supplement No. 19                    Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 5, 2002                File No. 333-82788

                                 CEPHALON, INC.

           $600,000,000 2-1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

      This document supplements information contained in that certain prospectus of Cephalon, Inc. dated June 5, 2002, as amended and supplemented from time to time, relating to the potential resale from time to time of $600,000,000 2-1/2% Convertible Subordinated Notes due 2006 and 7,407,480 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

      The following table supplements, or amends, as noted, the information contained in the table set forth in the prospectus under the caption "Selling Securityholders." This table sets forth information regarding (1) the beneficial ownership of the notes, and the maximum principal amount of notes that each may offer and (2) the number of shares of common stock that each selling securityholder may sell under this prospectus. Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under the prospectus, we cannot estimate with certainty the principal amount of the notes or the common stock that the selling securityholders will hold upon termination of any sale. For this reason, we have assumed that either all of the principal amount of notes offered by a selling securityholder or all of the shares of common stock offered will be sold. The following table is based upon information furnished to us by the selling securityholders as of the date such information was provided to us.

                                                                    NUMBER OF                BENEFICIAL OWNERSHIP AFTER
                                   NUMBER OF                        SHARES OF              RESALE OF NOTES OR COMMON STOCK
                                   SHARES OF        PRINCIPAL        COMMON          -------------------------------------------
                                     COMMON         AMOUNT OF         STOCK                                NUMBER OF
                                     STOCK            NOTES       ISSUABLE UPON      PRINCIPAL             SHARES OF
NAME OF SELLING                  BENEFICIALLY     BENEFICIALLY    CONVERSION OF      AMOUNT OF              COMMON
SECURITYHOLDER                       OWNED          OWNED (1)         NOTES            NOTES     PERCENT   STOCK (2)     PERCENT
--------------                       -----          ---------         -----            -----     -------   ---------     -------
The following information
supplements the information
set forth in the prospectus
originally filed or as
previously amended or
supplemented:

GLG Market Neutral
Fund (3)                          673,464 (4)      $5,500,000         67,901             -          -       673,464      1.2%(5)

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(1)   Beneficial ownership is determined in accordance with the rules of the
      Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities.

(2) Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued are sold by the selling securityholder.

(3) The information set forth herein is as of September 26, 2003 and will be updated as required.

(4) The number of shares of common stock beneficially owned assumes that the securityholder converts (a) the principal amount of our 2-1/2% convertible subordinated notes due 2006 held and previously registered with the SEC by such holder into shares of common stock at a conversion price of $81.00 per share and (b) the principal amount of our zero coupon convertible subordinated notes due 2033, first putable June 15, 2008 and June 15, 2010, held by such holder into shares of common stock at initial conversion prices of $59.50 and $56.50 per share, respectively.

(5) The percentage of all shares of common stock beneficially owned by this securityholder after its resale of the notes and common stock outstanding upon conversion of the notes is based on 56,299,678 shares of common stock outstanding as of October 3, 2003.

      Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is October 3, 2003.